INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Cosmoz.com, Inc.

We have audited the accompanying consolidated balance sheet of Cosmoz.com, Inc., a Delaware Corporation, as of June 30, 1999, and the related consolidated statement of operations, changes in shareholders' equity, and cash flows for the fiscal year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cosmoz.com, Inc. as of June 30, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/Berg & Company, LLP

----------------------
Berg & Company
San Francisco, CA
December 16, 1999

                                COSMOZ.COM, INC.

                        Consolidated Financial Statements

                                  JUNE 30, 1999

                           Consolidated Balance Sheet

                                     ASSETS

                                     ------

Current Assets:
     Cash and cash equivalents (Note 1)                             $   424,781
     Short-term investments in marketable securities (Note 1)         1,565,270
     Accounts receivable - trade, net (Note 1)                           24,846
     Note receivable - related party (Note 9)                           900,000
     Amounts due from shareholders                                      188,142
                                                                    -----------

         Total Current Assets                                         3,103,039
                                                                    -----------

Property and Equipment (Note 1):
     Office furniture                                                    13,127
     Equipment                                                           55,519
                                                                    -----------
                                                                          68,646

     Accumulated depreciation                                            (1,136)
                                                                    -----------

         Total Property and Equipment                                    67,510
                                                                    -----------

Other Assets:
     Long-term investments (Note 3)                                     145,000
     Deposits                                                            18,486
     Intangible assets, net (Note 1)                                  1,092,943
                                                                    -----------

         Total Other Assets                                           1,256,429
                                                                    -----------

             Total Assets                                           $ 4,426,978
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable                                               $    81,849
     Reserve for discontinued operations (Note 7)                        85,623
     Accrued expenses - discontinued operations                         116,696
     Accrued expenses and other current liabilities                     162,320
     Due to related parties (Note 9)                                    596,875
     Notes payable - other                                               14,589
                                                                    -----------

         Total Current Liabilities                                    1,057,952
                                                                    -----------


Stockholders' Equity

     Preferred stock, $0.001 par value; 50,000,000 shares
     authorized;
         none issued or outstanding                                        --
     Common stock, $0.001 par value; 200,000,000 shares
     authorized;
         58,899,546 issued and outstanding                               58,899
     Additional paid-in-capital                                       9,259,417
     Accumulated other comprehensive income (loss)                      (45,592)
     Accumulated deficit                                             (5,903,698)
                                                                    -----------

         Total Stockholders' Equity                                   3,369,026
                                                                    -----------

             Total Liabilities and Stockholders' Equity             $ 4,426,978
                                                                    ===========

          See accompanying notes to consolidated financial statements.

                      Consolidated Statement of Operations

                        For the year ended June 30, 1999

Revenues:
     Net revenues (Note 1)                                          $    47,912
     Costs of revenues                                                     --

                                                                          47,912

Operating Expenses:
     Sales and marketing                                                105,741
     Product development                                                117,626
     General and administrative                                         594,090
     Amortization of intangibles                                         26,656
     Other - non-recurring costs                                         16,315
     Depreciation and amortization                                        1,136

        Total operating expenses                                        861,564

        Loss from operations                                           (813,652)

Other Income (loss):
     Interest income                                                      4,608
     Interest expense                                                       (12)
     Miscellaneous income, net                                              328

        Total other income                                                4,924

     Net loss before taxes                                             (808,728)

        Provision for income tax                                           (800)

     Loss after income taxes from operations                           (809,528)

     Extraordinary loss (Note 6)                                       (200,000)

        Net loss from continuing operations                         $(1,009,528)


Discontinued Operations (Note 7):

Revenues:
     Sales                                                          $    64,769
     Franchise fees                                                        --

     Less costs of revenues                                             (16,016)

           Gross profit                                                  48,753

Operating expenses:
     Personnel                                                           20,855
     General and Administrative                                          98,308

        Operating expenses                                              119,163

        Loss on disposal of operations, including a
           provision of $98,685 for loss contingency                    227,535

        Loss before taxes                                              (297,945)

     Provision for income tax                                              --

        Net loss from discontinued operations                          (297,945)

           Net loss                                                 $(1,307,473)
                                                                    -----------

Net loss per share (Note 1):

                                                  Basic       Fully Diluted

Continuing operations:
   Before extraordinary loss                     $   0.0        $   0.017
   Extraordinary loss                                0.00           0.004

      Total continuing operations                    0.02           0.021

Discontinued operations                              0.00           0.006

      Net loss per share                         $   0.02    $      0.027
                                                 ---------   ------------

Shares used in per share calculation - basic                  46,118,595
                                                              -----------

Shares used in per share calculation - diluted                46,299,005
                                                              -----------

          See accompanying notes to consolidated financial statements.

                      Consolidated Statement of Changes in

                              Shareholders' Equity

                        for the year ended June 30, 1999


                                                                          Accumulated

                                                             Additional     Other                         Total
                                       Common Stock           Paid-in    Comprehensive   Accumulated   Shareholders'  Comprehensive
                                   Shares         Amount      Capital       Income        Deficit         Equity          Income
                                 ----------   -----------   -----------   -----------    -----------    -----------    -----------
                                                                              (loss)                                 (loss)

Balance, June 30, 1998           41,348,546   $    41,348   $ 4,335,141   $      --      $(4,596,225)      (219,736)   $      --

Comprehensive income (loss):
     Net loss from operations
     during the period                 --            --            --            --       (1,307,473)    (1,307,473)    (1,307,473)
      Foreign currency

      translation adjustment           --            --            --         (10,887)          --          (10,887)       (10,887)
 Net unrealized loss on                --            --            --         (34,705)          --          (34,705)       (34,705)
       securities

   Sale of common stock,
   net of issuance costs               --            --         708,758          --             --          717,383           --

   Issuance of commons

   stock for acquisitions              --            --       1,134,743          --             --        1,135,943           --

  Conversion of short-term
  debt to common stock                 --            --       2,747,250          --             --        2,750,000           --

      Issuance of common

      stock for services               --            --         267,629          --             --          272,605           --

 Compensation expense

 recognized on option grants           --            --          65,896          --             --           65,896           --



 Balance, June 30, 1999          58,899,546   $    58,899   $ 9,259,417   $   (45,592)   $(5,903,698)   $ 3,369,026    $(1,353,065)
                                 ----------   -----------   -----------   -----------    -----------    -----------    -----------

                                   Consolidated Statement of Cash Flows

                                    For the year ended June 30, 1999

Operating Activities:
     Net                                                      $(1,307,473)
     Loss
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:

         Intangible amortization                                   26,656
         Stock                                                     65,896
         compensation
         Amortization and depreciation                              1,136
         Loss on discontinued operations                           98,039
         Issuance of common stock for services                    272,605

Changes in operating assets and liabilities:

     Accounts receivable - trade, net                             (16,025)
     Other Accounts receivable                                     33,230
     Prepaid expenses                                             (18,487)
     Inventory                                                     16,583
     Accounts payable & accrued                                   129,593
     liabilities
                                                              -----------

         Net cash used in operating                              (698,247)
         activities

                                                              -----------

Investing activities:

     Purchases of marketable securities                        (1,599,975)
     Cash acquired in acquisitions                                 11,543
     Other investments                                           (145,000)
     Proceeds from disposal of property and equipment              78,902
     Purchases of property and equipment                          (68,646)
                                                              -----------

         Net cash used in investing                            (1,723,176)
         activities                                           -----------


Financing activities:
     Proceeds from issuance of common                             717,383
     stock

     Conversion of debt to common stock                         2,750,000

     Payments on notes payable                                   (361,000)
     Loan to related party                                       (900,000)
     Due to related party                                         596,875
                                                              -----------

         Net cash provided by financing activities              2,803,258
                                                              -----------

         Increase in cash and cash                                381,835
         equivalents

Cash and cash equivalents, beginning of period                     42,946
                                                              -----------

Cash and cash equivalents, end of period                      $   424,781
                                                              ===========
Supplemental disclosures of cash flow information:
     Cash paid during the period for
         Interest                                             $        12
         Taxes                                                $      --


The following noncash transactions occurred during the year ended June 30, 1999:

     Acquisition of BuckInvestor, Inc.
         Intangibles                                          $ 1,006,700
         Issuance of common stock for acquisition              (1,012,700)
                                                              -----------

                            Cash received                     $    (6,000)
                                                              ===========

     Acquisition of MBMagic, Inc.
         Intangibles                                          $   112,900
         Issuance of common stock for acquisition                (112,900)
                                                              -----------

             Cash received                                    $      --
                                                              ===========

                                    EXHIBIT A

                                    ---------
                             DESCRIPTION OF SERVICES

                             -----------------------

Responsibilities As Director. Naccarato shall have all responsibilities of a Director of the Company imposed by Delaware or applicable law, the Articles of Incorporation and Bylaws of the Company. These responsibilities shall include, but shall not be limited to, the following:

      1. Naccarato shall use his best efforts to attend scheduled meetings of the Company's Board of Directors, as well as meetings of the Company's shareholders;

      2. Naccarato shall act as a fiduciary and shall represent the shareholders and the interests of the Company as a fiduciary; and

      3. Naccarato shall participate as a full voting member of the Company's Board of Directors and shall assist in setting overall objectives, approving plans and programs of operation, shall advise on matters of mergers, acquisitions, consolidations, financing, and shall advise on and assist with formulating general operating policies.

      4. Naccarato shall offer advice and counsel to the other members of the Board of Directors, to the Company's Officers and Employees.

      5. Naccarato shall serve on Board Committees, as they may from time to time be formed by the Board.

      6. Naccarato shall, if requested, review management performance, and report to the Board of Directors or Officers of the Company.

1.       Summary of Significant Accounting Policies

         -------------------------------------------

         A.       General Description of Business

Cosmoz.com, Inc., ("Cosmoz" or the "Company"), a Delaware corporation, (http://www.cosmoz.com), offers through the World Wide Web a network of branded, technology and community-driven Websites focused on the following categories: personal finance and investing, search and directory, commerce, and games. The Company also develops Web-related software. Cosmoz's properties include:
BuckInvestor.com,   Inc.,   (http://www.BuckInvestor.com)   the  Web's   premier
financial site aimed at investors under the age of 30, KingFine, Inc. (http://www.kingfine.com) a financial discussion community on the Web focusing on business and finance news, and MB Technologies, Inc., (http://www.mbmagic.com), a community driven message board site. The Company also provides venture or seed capital to emerging companies that are developing Internet Websites or Web-enabling technologies.

The Company was incorporated in Delaware on October 15, 1996, as MIS International, Inc., which merged with MIS Multimedia Interactive Services Inc., a Canadian corporation, as of July 1, 1997. MIS Multimedia Interactive Services Inc. and its subsidiaries, (Pretzel Franchising, Inc. and Wheel to Wheel Franchising, Inc.) were engaged in the business of developing and selling franchises. Wheel to Wheel Franchising, Inc., (WTW), concentrated on the marketing of franchises for automotive service centers that used recycled automotive parts, and it operated an automotive service center in Ontario, Canada. Pretzel Franchising, Inc., (PFI) concentrated on the marketing of franchises for "Pretzel Twister" and it operated a store in Toronto, Ontario.

During 1999, the Company consummated the acquisitions of BuckInvestor.com, Inc., and KingFine, Inc. The shareholders of these corporations exchanged all of their shares for shares of the Company's Common Stock in business combinations that were accounted for under the pooling of interest method for KingFine, Inc., and under the purchase method for BuckInvestor.com, Inc.

All financial information has been retroactively adjusted to reflect the combined operations of the Company and KingFine, Inc., as if it were a wholly-owned subsidiary of the Company since inception.

1.       Summary of Significant Accounting Policies (continued)
---------------------------------------------------------------

         B.       Basis of Presentation and Organization

         These financial statements represent the financial activity of Cozmos.com, Inc., a publicly traded company listed and traded on the NASDAQ Over the Counter Bulletin Board. During the year ended June 30, 1999, the Company changed its focus from operating and franchising pretzel kiosks and in-line stores under the name "Pretzel Twister" and operating an automotive service center, "Wheel to Wheel" in Canada to becoming a major force in Internet related businesses and web-based technologies. The Company has acquired a number of websites whose central theme is to provide both a content source and an application source for investors.

         The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All inter-company transactions have been eliminated. The equity and net loss attributable to the minority shareholder interests that related to the Company's subsidiaries are shown separately in the consolidated balance sheet and consolidated statement of operations, respectively. Losses in excess of the minority interest in equity would be charged against the Company.

         C.       Cash and Cash Equivalents, Short and Long-Term Investments

         For purposes of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents, those with original maturities greater than three months and current maturities less than twelve months from the balance sheet date are considered short-term investments, and those with maturities greater than twelve months from the balance sheet date are considered long-term investments.

         The Company invests in equity instruments of privately-held information technology companies for business and strategic purposes. These investments are included in other long-term assets and are accounted for under the cost method when ownership is less than 20%. For these non-quoted investments, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values.

         C.       Cash and Cash  Equivalents,  Short and  Long-Term  Investments
                  (continued)

         The Company identifies and records impairment losses on long-lived assets when events and circumstances indicated that such assets might be impaired. To date, no such impairment has been recorded.

         D.       Property and Equipment

         Property and equipment are recorded at cost and are depreciated over the estimated useful lives of the assets using the straight-line method. The cost and related accumulated depreciation of all property and equipment retired or otherwise disposed of are removed from the accounts. Any gain or loss is recognized in the current year. Various accelerated methods are used for tax purposes. Leasehold improvements are amortized on a straight-line basis over the term of the lease.

         Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that extend the useful lives of the assets are added to the property and equipment.

         E.       Income Taxes

         The Company accounts for its income taxes using the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year.

         Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and then a valuation allowance is established to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized.

         F.       Revenue Recognition

         The Company's revenues are derived principally from the sale of banner and sponsorship advertisements. The Company's standard rates for banner advertising currently range from approximately $3 per thousand impressions for run of network to approximately $30 per thousand impressions for highly targeted audiences and properties. To date, the duration of the Company's banner advertising commitments has ranged from one week to 2 months.

         Sponsorship advertising contracts have longer terms (ranging from one month to one year) than standard banner advertising contracts and also involve more integration with Cosmoz services, such as the placement of buttons that provide users with direct links to the advertiser's Web site. Advertising revenues on both banner and sponsorship contracts are recognized ratably over the period in which the advertising is displayed, provided that no significant Company obligations remain at the end of a period and collection of the resulting receivable is probable.

         Company obligations typically include guarantees of minimum number of "impressions," or times that an advertisement appears in pages viewed by users of the Company's on-line properties. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved. The Company has agreements that provide revenue from electronic commerce transactions. These revenues are recognized by the Company upon notification from the advertiser of revenues earned by Cosmoz.

         G.       Product and Web-site Development

         Costs incurred in the development of new products or properties and enhancements to existing products are charged to expense as incurred. Material software development costs incurred subsequent to the establishment of technological feasibility are capitalized. Technological feasibility is determined based on the completion of a working model. The Company has capitalized any software development costs.

         H.       Advertising Costs

         All advertising costs are expensed as incurred. Advertising expense totaled approximately $93,157 in 1999.

         I. Marketable Securities

         The Company's marketable securities are classified as available-for-sale as of the balance sheet date and are reported at fair value, with unrealized gains and losses, net of tax recorded in shareholders' equity. The Company invests its excess cash in mutual funds and equity securities traded on national stock markets. Realized gains or losses and permanent declines in value, if any, on available-for-sale securities are reported in other income or expense as incurred. As of June 30, 1999, the Company recorded a net unrealized loss of $34,705 on these types of investments.

         The Company invests in equity instruments of privately-held, Internet and information technology companies for business and strategic purposes. These investments are included in other long-term assets and are accounted for under the cost method when ownership is less than 20%. For these non-quoted investments, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The Company identifies and records impairment losses on long-lived assets when events and circumstances indicated that such assets might be impaired. To date, no such impairment has been recorded.

         J.       Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Management makes estimates that affect reserves for discontinued operations, deferred income tax assets and reserve for discontinued operations. Any adjustments applied to estimates are recognized in the year in which such adjustments are determined.

         K.       Earnings per Share

         The Company follows SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 replaces the presentation of primary EPS with "basic EPS," and fully diluted EPS with "diluted EPS." It also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

         Basic EPS is computed by dividing net income (loss) by the weighted average number of common shares outstanding. The dilutive EPS calculation gives effect to all dilutive potential common shares, such as stock options or warrants, which were outstanding during the period. Shares issued during the period and shares repurchased by the Company are weighted for the portion of the period that they were outstanding for both basic and diluted EPS calculations.

         L.       Segments of an Enterprise and Related Information

         The Company follows SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company has reported its franchising operations in Canada as discontinued operations, and the results of its Internet operations as continuing operations.

         M.       Comprehensive Income

         In 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and unrealized gains (losses) on available for sale marketable securities and is presented in the consolidated statements of shareholders' equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements and does not affect the Company's financial position or results of operations.

         N.       Business Risks and Credit Concentrations

         The Company operates in the Internet-Portal industry segment, which is relatively new, rapidly evolving and highly competitive. The Company relies on third-party suppliers of topical and relevant information content. There can be no assurance that the Company will be able to continue product development and secure content sufficient to support its operations.

         Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents, short and long-term investments, and accounts receivable. Substantially all of the Company's cash, cash equivalents, and short and long-term investments are managed by two financial institutions.

         Accounts receivable are typically unsecured. The Company performs ongoing credit evaluations of its customers' financial condition. It generally requires no collateral and maintains reserves for potential credit losses on customer accounts, when necessary. Management estimates that no such reserves are warranted at June 30, 1999. One customer comprises 100% of account receivable, and it accounted for approximately 60% of revenue from continuing operations for the year then ended.

         O.       Foreign Currency and International Operations

         The functional currency of the Company's international subsidiaries, PFI and WTW, is the Canadian dollar. The financial statements of these subsidiaries are translated to US dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues, costs, and expenses. Translation gains (losses), which are deferred and accumulated as a component of shareholders' equity, were $14,398 for the year ended June 30, 1999. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statement of operations and were not significant during the periods presented.

         International operations were discontinued during the year, and there are no international assets as of June 30, 1999.

         P.       Recent Accounting Pronouncements

         In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities, effective for fiscal years beginning after June 15, 1999. The Company is currently determining the additional disclosures, if any, that may be required under this pronouncement. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software
         Developed of Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

         Q. Intangibles

         Intangibles assets consist of goodwill and are being amortized on a straight-line basis over 7 years.

2.       Income Taxes

         ------------

         The components of income(loss) before taxes are as follows::

                                                         1999

                                                    --------------

                        United States               $   (1,007,928)

                        Canada                            (297,945)
                                                    --------------

                                                    $   (1,305,873)
                                                    ==============

         The Company paid $800 in state taxes for the year ended June 30, 1999. No provision for federal taxes in the US has been recorded for the year ended June 30, 1999. The Company incurred net operating losses for this period. The Company has incurred net operating losses from its operations in Canada (discontinued in August 1998), and accordingly no provision for Canadian income taxes is recorded.

         The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:

                                                                            1999

                                                                        ----

         Income tax benefit at the federal statutory rate of 34%    $  (342,696)
         State income tax, net of federal benefit                          800
         Non-deductible charges                                         24,122
         Valuation allowances                                          160,253
         Other                                                         158,321
         Income tax provision                                              800

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of net deferred income tax assets and liabilities are as follows:

                                                Federal       State
                                               ---------    ---------
         Deferred income tax assets:
         Net operating loss carryforwards      $ 342,696    $  84,666
         Unrealized investment loss              (68,000)     (16,800)
         Nondeductible reserves and expenses    (102,643)     (25,359)
         Capital loss                            (11,800)      (2,915)
         Depreciation                              1,843          455
         State tax                                 1,786         --
         Valuation allowance                    (136,000)     (33,600)
                                               ---------    ---------

         Net deferred tax asset                    27,882        6,447
                                               ---------    ---------

         Deferred income tax liabilities:
         Intangible assets                        (4,823)      (1,194)
                                               ---------    ---------

         Net assets                            $  23,049    $   5,253
                                               =========    =========


Due to the uncertainty surrounding the realization of deferred tax assets, the Company has recorded a valuation allowance against its net deferred tax asset. The Company has loss carryforwards of approximately $1,007,928 from continuing operations, which may be used to offset future United States income taxes and which begin to expire in 2015.

3.       Investments

         -----------

At June 30, 1999, short and long-term investments in marketable securities were classified as available-for-sale as follows:

                     ----------   ----------   ----------    ----------
                       Gross        Gross        Gross       Estimated
                     Amortized    Unrealized   Unrealized
                        Cost         Gain        Loss        Fair Value
                     ----------   ----------   ----------    ----------

Corporate equity     $  596,875   $     --     $  (44,375)   $  552,500
securities

Mutual Funds:
 Equity securities      301,524       11,260         --         312,784
 Debt securities        701,576         --         (1,590)      699,986
Total short-term

investments           1,599,975       11,260      (45,965)    1,565,270

Corporate equity
securities,

privately-held          145,000         --           --         145,000
                     ----------   ----------   ----------    ----------

Total                $1,744,975   $   11,260   $  (45,965)   $1,710,270
                     ==========   ==========   ==========    ==========

Investments in corporate equity securities of privately-held companies, in which the Company holds a less than 20% equity interest, are classified as long-term.

4.       Stock Option Plan

         -----------------

         The Board of Directors has granted management the authority to issue non-statutory stock options to employees and consultants of the Company.
Non-statutory stock options issued as of June 30, 1999 are summarized as follows:

                                      Options Outstanding     Weighted Average

                                                                 Price per Share

                                      -------------------     ----------------
         Options granted                    200,000                  $ 1.25
         Options canceled                         -                       -
         Options exercised                        -                       -
                                            -------                  ------
         Balance at June 30, 1999           200,000                  $ 1.25

         The non-statutory stock options are for periods of three to four years. Options to purchase 125,000 shares were vested as of June 30,1999.

         Through June 30, 1999, the Company recorded compensation expense related to certain stock options issued with exercise prices below fair market value of the related common stock. Under APB-25, the cost of compensation is measured by the excess of the quoted market price of the stock over the option price on the measurement date. This is referred to as the intrinsic value method. The Company recorded compensation expense in the amount of $65,896.

         The Company has adopted only the disclosure provisions of SFAS No. 123. If the Company had elected to recognize compensation expense using the minimum value option pricing method at the grant date for awards under this plan consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would be reduced to the pro forma amounts indicated below for the year ended June 30, 1999:

                Net Loss

                                 As reported                   $ (1,305,873)
                                 Pro forma                     $ (1,311,049)

                Basic and diluted loss per common share
                                 As reported                   $     (0.028)
                                 Pro forma                     $     (0.028)


         Options are granted at the prices equal to the current fair value of the Company's common stock at the date of grant. The vesting period is usually related to the length of employment or consulting contract period.

         The fair value of these options was estimated at the date of grant using the minimum value option-pricing model with the following weighted-average assumptions for the year ended June 30, 1999: dividend yield of 0%; risk-free interest rate of 5.5%; and expected life of 3 to 4 years.

5.       Acquisitions

         ------------

         A.       Acquisition of BuckInvestor.com, Inc.

         On May 5, 1999, the Company completed the acquisition of all outstanding shares of BuckInvestor.com, Inc. ("BuckInvestor.com"), a privately-held online financial information content provider, through the issuance of 900,000 shares of Cosmoz Common Stock, a market value of $1,012,500 at the time of the transaction. The acquisition was accounted for as a purchase in accordance with the provisions of APB 16.

         Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their fair values at the date of the acquisition. The excess purchase price over the estimated fair value of the assets acquired and liabilities assumed has been allocated to goodwill. Results of operations for BuckInvestor.com have been included with those of the Company subsequent to the date of acquisition. The Company estimated that the economic useful life of the goodwill was seven years. Upon acquisition, the historical financial results of BuckInvestor.com were de minimis.

         B.       Acquisition of KingFine, Inc.

         On June 10, 1999, the Company completed the acquisition of all outstanding shares of KingFine, Inc. ("KingFine"), a privately-held online financial information content provider and operator of an online message board, through the issuance of 200,000 shares of Cosmoz Common Stock for all of KingFine's outstanding shares. The acquisition was accounted for as a pooling of interests. The consolidated financial statements for the year ended June 30, 1999 and the accompanying notes reflect the Company's financial position and the results of operations as if KingFine was a wholly-owned subsidiary of the Company since inception.

         C.       Acquisition of MB Technologies, Inc.

         On May 6, 1999 the Company completed the acquisition of 49% of all the outstanding shares of MB Technologies, Inc. ("MB"), privately-held operator of online message boards. Under the terms of the acquisition, the Company exchanged 100,000 shares of Cosmoz Common Stock with a market value of $ 112,800 for 98 shares of MB Technologies. The difference between the amount paid and the value of the pro rata share of MB's stockholders' equity was recorded as goodwill. The Company estimated that the economic useful life of the goodwill was seven years. The Company has an option to purchase the remaining 51% interest in MB from its shareholders. The financial results of MB were de minimis for the year ended June 30, 1999.

         The Company exercised its option to purchase the remaining 51% interest in MB on July 30, 1999 for 150,000 shares of Cosmoz Common Stock with a market value of $315,000.

6.       Extraordinary Loss

         ------------------

         During 1999, the Company terminated its acquisition of Investors Guru, a website specializing in providing financial content to investors. Under the terms of the purchase agreement, the Company forwarded an initial payment of $200,000 to the owners of Investors Guru, which was lost when the acquisition was terminated prior to completion. Accordingly, the Company has recorded a one-time charge of $200,000 for the failed acquisition.

7.       Discontinued Operations

         -----------------------

         The Company's management and its Board of Directors decided to discontinue operations in Canada as of July 1998. Operations in Canada consisted of operating and franchising "Pretzel Twister" stores, and the operation of an automotive service center "Wheel to Wheel". To implement this decision, the Company concluded the following transactions:

         A. On August 31, 1998, the Company abandoned all operations of Wheel to Wheel, including its facilities lease. The Company disposed of the assets of the Wheel to Wheel store and used the proceeds to settle liabilities to the extent of available funds.

         B. In July 1998, the Company abandoned all operations of Pretzel Franchising, Inc. The Company informed its franchisees that PFI will cease to operate, and the Company operated store in Toronto, Ontario was closed.

         In consideration of the issues listed above, the Company continues to maintain a reserve for potential loss contingencies from discontinued operations of approximately $85,000.

There are no assets from discontinued operations on the balance sheet. The liabilities attributable to discontinued operations are identified as such on the balance sheet.

8.       Common Stock Transactions

         -------------------------

         The company concluded several private placement offerings of its common stock during 1999 and converted short-term debt into common stock. The Company raised approximately $3,500,000 in cash from these placements. The Company also issued common stock to individuals and companies in lieu of cash compensation.

         On February 10, 1999 the Company issued warrants to purchase 4,000,000 shares of its common stock at an exercise price of $0.75. The warrants are for a three- year period and expire on February 9, 2002.

9.       Related Party Transactions

         --------------------------

The following transactions occurred between the Company and certain related parties:

         A.       Asia Pacific Ventures

         Asia Pacific Ventures (APV) is a company whose headquarters are in Hong Kong, and its authorized representative was Wilfred Shaw, the current CEO of Cosmoz. APV has loaned money to the Company in previous years. The net of advances due from shareholders and officers consists of overpayments by Cosmoz on loans made by APV to the Company.
         Additionally, APV is a shareholder holding greater than 10% of the outstanding common stock of the company and whose current authorized representative is a family member of Wilfred Shaw, current CEO of the Company. The amounts due from shareholder at June 30, 1999 was $188,142.

         B. Advances from Shareholders that were converted to common stock during the year ended June 30, 1999, are noted as follows:

                                                       Shares          Amount
                                                       ------          ------
                  Note payable to shareholders       2,750,000      $  2,750,000
                                                     ---------      ------------
                                                     2,750,000      $  2,750,000
                                                     =========      ============


         C.       Wilfred Shaw

         The following transactions took place between the Company and Wilfred Shaw, the CEO and Chairman of the Board of Directors: The Company received an advance from Wilfred Shaw of $596,875 in the form of publicly traded securities. The borrowing does not bear any interest, and it was due on demand. Subsequent to June 30, 1999, the corporate equity securities were returned to Mr. Shaw in full settlement of the outstanding debt.

         On  May  2,  1999,  the  company   advanced  Mr.  Shaw  $900,000  in  a
         non-interest bearing note. Subsequent to June 30, 1999, Mr. Shaw repaid the Company in full.

         D.       Common Stock transactions

         On April 12, 1999, the Company sold 8,625,000 shares of stock for $.083 per share. The total proceed from these transactions was $717,383. Of this amount, the Company sold 1,025,000 of these shares to a family member of Wilfred Shaw, the CEO and Chairman of the Board of Directors of Cosmoz.

         E.       Wing Yu

         Mr. Wing Yu, an officer of the Company, held a 25% in KingFine which was acquired by Cosmoz on June 10,1999. As a result of this transaction, Mr. Yu received 50,000 shares of Cosmoz Common Stock in exchange for his 25% interest in KingFine.

10.      Commitments and Contingencies

         -----------------------------

         A.       Legal

         The Company is periodically involved in legal actions and claims that arise as a result of events that occur in the normal course of operations, including claims of alleged infringement of trademarks, copyrights and other intellectual property rights. The Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's financial position or results of operations.

         B.       Operating Leases

         The Company is obligated under a three year non-cancelable operating lease agreement for its office facilities. Rent expense for the year ended June 30, 1999 was $12,384.

         Future lease payments for fiscal years 2000, 2001 and 2002 are $73,944, $73,944, and $61,620, respectively.

11.      Going Concern Uncertainties

         ---------------------------

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has experienced recurring operating losses and negative cash flows from operations. During 1999, a new management team was hired to develop Internet operations. The Company's continued existence is dependent upon its ability to increase operating revenues and/or raise additional equity financing.

         In view of these matters, management believes that actions presently being taken to expand the Company's operations and to continue its web-site development activity provide the opportunity for the Company to return to profitability. The discontinuation of the operations in Canada and its focus on strategic technological investments will improve the Company's cash flow, profitability, and ability to raise additional capital so that it can meet its strategic objectives.

         Management raised additional capital during the year, and is currently in the process of negotiating additional equity financing with potential investors. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

12.      Risks Presented by the Year 2000 Issue

         --------------------------------------

         The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a 2 digit year is commonly referred to as the Year 2000 Compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

         The Company has completed its process of assessing the Year 2000 issue, and management does not anticipate the Year 2000 issue to have a significant impact on its operations or financial operations. The Company has not incurred material costs to date in this process, and currently does not believe that the cost of additional actions will have a material effect on its results of operations or financial condition.

         Although Cosmoz currently believes that its systems are Year 2000 compliant in all material respects, the current systems and products may contain undetected errors or defects with Year 2000 date functions that may result in material costs. The Company is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, the Company may experience serious unanticipated negative consequences (such as significant downtime for one or more Cosmoz's Internet properties) or material costs caused by undetected errors or defects in the technology used in its internal systems. In addition the Company utilizes third-party equipment, software and content, including non-information technology systems ("non-IT systems"), such as its building equipment and non-IT systems embedded microcontrollers that may not be Year 2000 compliant. The Company has assessed that there are no material effects on operations from these third-parties providing service to the Company.

13.      Subsequent Events

         -----------------

         A.       MB Technologies, Inc.

         On July 30, 1999 the Company exercised its option to purchase the remaining 51% interest in MB Technologies for 150,000 shares Cosmoz's common stock totaling $315,000. The acquisition will be accounted for as a purchase in accordance with the provisions of APB 16.

         B.       StreetIQ.com, Inc.

         On August 9, 1999, the Company completed the acquisition of all outstanding shares of StreetIQ.com, Inc. ("StreetIQ"), a privately-held online financial information content provider and publisher of "whisper numbers", through the issuance of 400,000 shares of Cosmoz's Common Stock, with a market value of $800,000. The acquisition will be accounted for as a purchase in accordance with the provisions of APB
         16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their fair values at the date of the acquisition. The excess purchase price over the estimated fair value of the assets acquired and liabilities assumed will allocated to goodwill. Results of operations for StreetIQ will be included with those of the Company subsequent to the date of acquisition. The Company estimated that the economic useful life of the goodwill was seven years. Upon acquisition, the historical financial results of StreetIQ were de minimis.

         C.       iTrack.com, Inc.

         On October 7, 1999 entered into an asset purchase agreement to acquire all the assets of iTrack.com, Inc. ("iTrack"), a privately-held online auction monitoring site. Under the proposed terms of the acquisition, iTrack will be acquired by Cosmoz in exchange for a maximum of 1,275,000 shares of Cosmoz's Common Stock. The acquisition is expected to be completed by the second quarter of fiscal year 2000. The historical operating results of iTrack are not considered to be significant.

         D.       iPing, Inc.

         The Company made an investment of $375,000 in preferred stock of iPing, Inc. ("iPing"), a New York based internet company that operates MrWakeup.com. MrWakeup.com is a service provider that allows users to set customized phone calls to send information such as headline news, horoscopes and weather from the Internet at a requested time. The investment in iPing was for a less than a 20% equity interest.

         E.       Non-statutory stock options

         During the period July 1, 1999 to December 3, 1999, the Company issued non-statutory stock options to its employees allowing them to purchase up to 1,045,000 shares of common stock. The stock options issued are summarized below:

                                                                Weighted Average

                  Range of                    Number             Exercise Price
               Exercise prices             Outstanding             per Share
               ---------------             -----------             ---------

               Less than $0.99               400,000               $ 0.88
               $1.00 to $1.50                180,000
               $1.51 to $2.00                 65,000
               $2.01 to $5.00                250,000                 5.00
               $5.01 to $10.00               150,000                10.00

                                           1,045,000

         The exercise period for the options range from two to four years from the date of the grant, and have various vesting requirements.

         F.       Merger

         The Company has agreed to merge with Decurian Corporation, a fully reporting company under regulation 12(g) of the Securities Exchange Act of 1934. Decurian has no material assets or liabilities. The business combination will be accounted for as a reverse merger. To conclude this transaction, Cosmoz has agreed to pay $100,000 plus issue 250,000 shares of common stock to the sole shareholder of Decurian Corporation. Additionally, the Company will issue a warrant to acquire up to 250,000 shares at a price of $1 per share.